UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2002

Electroglas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21626 (Commission File Number)	77-0336101 (I.R.S. employer identification No.)

6024 Silver Creek Valley Road
San Jose, CA 95138
(Address of principal executive offices)

(408) 528-3000
(Registrant’s telephone number, including area code)

Item 5. Other Events.
Item 7. Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 10.1

Item 5. Other Events.

          On June 19, 2002, we entered into definitive agreements for a private placement of $35,500,000 of 5.25% Convertible Subordinated Notes due 2007 (the “Notes”) and related warrants (the “Warrants”) to purchase 714,573 shares of our common stock (the “Common Stock”). The private placement is expected to close on or about June 21, 2002. We intend to use the net proceeds from the sale of the Notes and the Warrants for general corporate purposes, including working capital, capital expenditures and potential acquisitions.

          Upon issuance, the investors may convert the Notes into our Common Stock at any time prior to the scheduled maturity date of June 15, 2007. The conversion price is $13.6620 per share, which represents a 15% premium over the closing price of our Common Stock on June 18, 2002. Under certain limited circumstances, we may be required to issue up to, but no more than, an additional 866,150 shares of Common Stock upon conversion of the Notes if in the first quarter of 2003 our Common Stock trades for a specified number of days below $11.8800 per share. We have the right to convert the Notes into Common Stock if the Common Stock trades above a specified target price. The Warrants grant the holders thereof the right to purchase approximately 714,573 shares of our Common Stock at an exercise price of $15.4440 per share. We may force the exercise of the Warrants under certain circumstances prior to their expiration date.

          A copy of the Securities Purchase Agreement, the Registration Rights Agreement, the form of Indenture, the form of Note, and the form of Warrant are attached as exhibits hereto and are incorporated herein by reference in their entirety.

Item 7. Exhibits.

(c)	Exhibits.

	4.1	Form of Indenture

	4.2	Form of 5.25% Convertible Subordinated Note due 2007

	4.3	Form of Warrant

	4.4.	Registration Rights Agreement dated as of June 19, 2002 by and among Electroglas, Inc., Robertson Stephens, Inc. and the Buyers as defined therein

	10.1	Securities Purchase Agreement dated as of June 19, 2002 by and among Electroglas, Inc., Robertson Stephens, Inc. and the Buyers as defined therein

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTROGLAS, INC.

By:	/s/ Curtis Wozniak
Curtis Wozniak President and Chief Executive Officer

Dated: June 20, 2002

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Indenture

4.2	Form of 5.25% Convertible Subordinated Note due 2007

4.3	Form of Warrant

4.4.	Registration Rights Agreement dated as of June 19, 2002 by and among Electroglas, Inc., Robertson Stephens, Inc. and the Buyers as defined therein

10.1	Securities Purchase Agreement dated as of June 19, 2002 by and among Electroglas, Inc., Robertson Stephens, Inc. and the Buyers as defined therein